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                         LOAN AND SECURITY AGREEMENT



     This LOAN AND SECURITY AGREEMENT is entered into as of December 24, 1997, by and between SILICON VALLEY BANK, a California-chartered bank ("Bank"), with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at 4430 Arapahoe Avenue, Suite 225, Boulder, Colorado 80303 and The Spectranetics Corporation, a Delaware corporation with its principal place of business at 96 Talamine Court, Colorado Springs, Colorado 80907 ("Spectranetics"), and Polymicro Technologies, Inc., a California corporation with its principal place of business at 18019 North 25 Avenue, Phoenix, Arizona ("Polymicro").


                                    RECITALS

     Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.


                                   AGREEMENT

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION

          1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

               "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to either Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Borrower and Borrower's Books relating to any of the foregoing.

               "Advance" or "Advances" means a loan advance under the Committed Revolving Line.

               "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, such Persons, managers and members.

               "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, (including fees and expenses of appeal or review, or those incurred in any Insolvency Proceeding) whether or not suit is brought.

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               "Borrower" means Spectranetics or Polymicro and "Borrowers"
means Spectranetics and Polymicro, collectively.

               "Borrower's Books" means all of either Borrower's books and records including, without limitation: ledgers; records concerning either Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

               "Borrowing Base" means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

               "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

               "Change in Control" means, with respect to a Borrower, (a) all or substantially all of the assets of such Borrower are sold, in one or in a series of transactions, to any "Person" or "Group" (as such terms are used in Sections 14(d)(2) and 13(d)(3), respectively of the Exchange Act); or (b) an event or series of events (whether a stock purchase, merger, consolidation or other business combination or otherwise) by which any Person or Group is or becomes the "beneficial owner" (as defined under Rule 13d-3 under the Exchange Act) directly or indirectly of fifty percent (50%) or more of the combined voting power of the then outstanding securities of such Borrower ordinarily having the right to vote in the election of directors.

               "Closing Date" means the date of this Agreement.

               "Code" means the Colorado Uniform Commercial Code.

               "Collateral" means the property described on EXHIBIT A attached hereto.

               "Committed Revolving Line" means a credit extension of up to Three Million Dollars ($3,000,000).

               Committed Equipment Line means a credit extension of up to Two Million Dollars ($2,000,000).

               "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of

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the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

     "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

               "Credit Extension" means each Advance, Equipment Advance, Letter of Credit, Term Loan, Exchange Contract or any other extension of credit by Bank for the benefit of Borrowers hereunder.

               "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Spectranetics and its Subsidiaries as at such date.

               "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Spectranetics and its Subsidiaries, as at such date, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of either Borrower or Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt and excluding deferred license revenues.

               "Eligible Accounts" means those Accounts that arise in the ordinary course of either Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; PROVIDED, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank in writing, Eligible Accounts shall not include the following:

               (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

               (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety
(90) days of invoice date;

               (c) Accounts with respect to an account debtor, including Affiliates, whose total obligations to either Borrower, individually, or to Borrowers, collectively, exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

               (d) Accounts with respect to which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts;

               (e) Accounts with respect to which the account debtor is a federal, state, or local governmental entity or any department, agency, or instrumentality

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thereof, except for those Accounts of the United States or any department, agency or instrumentality thereof as to which the payee has assigned its rights to payment thereof to Bank and the assignment has been acknowledged, pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C.
3727);

               (f) Accounts with respect to which either Borrower is liable to the account debtor, but only to the extent of any amounts owing to the account debtor (sometimes referred to as "contra" accounts, e.g. accounts payable, customer deposits, credit accounts etc.);

               (g) Accounts generated by demonstration or promotional equipment, or with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

               (h) Accounts with respect to which the account debtor is an Affiliate, officer, employee, or agent of either Borrower;

               (i) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

               (j) Accounts the collection of which Bank reasonably determines to be doubtful.

               "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit either advised or negotiated through Bank or in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) that Bank approves on a case-by-case basis.

               "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which either Borrower has any interest.

               "Equipment Advance" has the meaning set forth in Section 2.1.2.

               "Equipment Availability Date" has the meaning set forth in
Section 2.1.2.

               "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with all rules, regulations, and interpretations thereunder.

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               "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

               "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

               "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

               "Intellectual Property Collateral" means

               (a)  Copyrights, Trademarks, and Patents;

               (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

               (c) Any and all design rights which may be available to either Borrower now or hereafter existing, created, acquired or held;

               (d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

               (e) All licenses or other rights to use any of the Copyrights, Patents, or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

               (f) All amendments, renewals and extensions of any of the Copyrights, Trademarks, or Patents; and

               (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

               "Inventory" means all present and future inventory in which either Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of either Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

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               "Investment" means any beneficial ownership of (including
stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

               "Intellectual Property Security Agreement" means the Intellectual Property Security Agreement of even date herewith by and among Bank, Spectranetics and Polymicro.

               "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

               "Loan Documents" means, collectively, this Agreement, any note or notes executed by either Borrower, the Intellectual Property Security Agreement, all financing statements filed by Bank pursuant to the Code in order to perfect the security interests granted to Bank by either Borrower, any other present or future agreement entered into between either Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated from time to time.

               "Material Adverse Effect" means a material adverse effect on
(i) the business operations or condition (financial or otherwise) of either Borrower and its Subsidiaries taken as a whole or (ii) the ability of either Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

               "Maturity Date" means the Term Maturity Date.

               "Negotiable Collateral" means all of either Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper which comprise a part of the Collateral.

               "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by either Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from either Borrower to others that Bank may have obtained by assignment or otherwise.

               "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

               "Payment Date" means the first calendar day of each month commencing on the first such date after the Closing Date and ending on the Term Maturity Date.

               "Permitted Indebtedness" means:

               (a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

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               (b)  Indebtedness existing on the Closing Date and disclosed in the Schedule, and any Indebtedness related to the extension of the term of leases for real property provided that such extensions are on the same terms and conditions of such leases existing on the Closing Date;

               (c)  Subordinated Debt;

               (d)  Indebtedness under capital leases; and

               (e) Indebtedness to trade creditors incurred in the ordinary course of business.

               "Permitted Investment" means:

               (a) Investments existing on the Closing Date disclosed in the Schedule; and

               (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank.

               "Permitted Liens" means the following:

               (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

               (b) Liens for taxes, fees, assessments or other governmental charges or levies which are not yet due or, if due, are being contested in good faith by appropriate proceedings; provided, that, (i) such contest shall have the effect of preventing the sale or forfeiture of any of the Collateral or any interest of either Borrower therein, (ii) the Borrower against which the tax or other governmental charge is assessed establishes adequate reserves therefor on such Borrower's Books in accordance with GAAP, and (iii) such Borrower promptly furnishes to Bank such additional security satisfactory to Bank as Bank may request, and (iv) such Borrower promptly pays such tax or other governmental charge in the event of a final ruling or adjudication adverse to such Borrower;

               (c) Liens (i) upon or in any Equipment acquired or held by either Borrower or any of its Subsidiaries after the date hereof to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, PROVIDED that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment; and

               (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, PROVIDED that any extension, renewal or replacement Lien shall be

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limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

               "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

               "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

               "Quick Assets" means, as of any applicable date, the consolidated cash, cash equivalents, accounts receivable and investments with maturities of less than 1 year of Borrowers determined in accordance with GAAP, and any governmental securities described in Subsection (b)(i) of the definition of Permitted Investments set forth above.

               "Responsible Officer" means each of the Chief Executive Officer, the President and the Chief Financial Officer of either Borrower.

               "Revolving Maturity Date" means December 23, 1998.

               "Schedule" means the schedule of exceptions attached hereto, if any.

               "Subordinated Debt" means any debt incurred by either Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being subordinated by such Borrower and Bank).

               "Subsidiary" means with respect to any Person, corporation, partnership, company association, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

               "Tangible Net Worth" means as of any applicable date, the consolidated total assets of Spectranetics and its Subsidiaries MINUS, without duplication, (i) the sum of any amounts attributable to (a) goodwill,
(b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, AND (ii) Total Liabilities.

               "Term Maturity Date" means December 23, 2000.

               "Total Liabilities" means as of any applicable date, any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

               "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the businesses of Borrowers connected with and symbolized by such trademarks.

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          1.2  ACCOUNTING AND OTHER TERMS.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations and determinations made hereunder shall be made in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. The terms "including"/ "includes" shall always be read as meaning "including (or includes) without limitation", when used herein or in any other Loan Document.

     2.   LOAN AND TERMS OF PAYMENT

        2.1 CREDIT EXTENSIONS. Borrowers promise, jointly and severally, to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

           2.1.1(a) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrowers in an aggregate outstanding amount not to exceed the Committed Revolving Line or the Borrowing Base, whichever is less. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

               (b) Whenever Borrowers desire an Advance, Borrowers will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific Time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of EXHIBIT B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers, jointly and severally, shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1 to such Borrower's deposit account with Bank, as identified in the Payment/Advance Form.

               (c) The Committed Revolving Line shall terminate on the Revolving Maturity Date, at which time all Advances under this Section 2.1 and other amounts due under this Agreement (except as otherwise expressly specified herein) shall be immediately due and payable.

           2.1.2    EQUIPMENT ADVANCES.

               (a) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through May 24, 1998 (the "Equipment Availability End Date"), Bank agrees to make advances (each an "Equipment Advance" and collectively, the "Equipment Advances") to Borrowers in an aggregate outstanding amount not to exceed the Committed Equipment Line. The Equipment Advances shall be used only to purchase or refinance Equipment or manufacture excimer laser systems held for lease by Spectranetics to third parties ("Laser Inventory"). The initial Equipment Advance shall equal $1,100,000. To evidence subsequent Equipment Advances, Borrowers shall deliver to Bank, at the time of each such subsequent

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Equipment Advance request, an invoice for the Equipment to be purchased or, in the case of Laser Inventory, sufficient and adequate evidence of the cost of such Laser Inventory. The request for such subsequent Equipment Advances shall not exceed One Hundred Percent (100%) of the invoice amount of such Equipment or cost of such Laser Inventory, in each case excluding taxes, shipping, warranty charges, freight discounts and installation expense. At no time may Equipment Advances attributable to Laser Inventory exceed 50% of the aggregate outstanding amount of Equipment Advances made to Borrowers. Each Equipment Advance must be in a minimum amount of Two Hundred Thousand Dollars ($200,000).

               (b) Interest shall accrue from the date of each Equipment Advance at a per annum rate equal to three quarters (.75) of a percentage point above the Prime Rate, and shall be payable monthly for each month through the month in which the Equipment Availability End Date falls. Any Equipment Advances that are outstanding on the Equipment Availability End Date will be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of each month following the Equipment Availability End Date and ending on the Maturity Date. Equipment Advances, once repaid, may not be reborrowed.

               (c) When Borrowers desire to obtain an Equipment Advance, Borrowers shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time one (1) Business Day before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for the Equipment to be financed.

          2.2 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrowers to Bank pursuant to Section 2.1.1 of this Agreement is greater than the lesser of (i) the Committed Revolving Line or
(ii) the Borrowing Base, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

          2.3  INTEREST RATES, PAYMENTS, AND CALCULATIONS

               (a) INTEREST RATE. Except as set forth in Section 2.3(b), any Advances shall bear interest, on the average daily balance thereof, at a per annum rate equal to one quarter (.25) of a percentage point above the Prime Rate.

               (b) DEFAULT RATE. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (the "Default Rate").

               (c) PAYMENTS. Interest hereunder shall be due and payable on each Payment Date. Borrowers will regularly deposit funds received from their business activities in accounts maintained by Borrowers at Bank. Borrowers hereby request and authorize Bank to debit any of their respective accounts with Bank, including, without limitation, Account Number 3300051777 for payments of principal and interest due on the Obligations and any other amounts owing by Borrowers to Bank. Bank will notify Borrowers of all debits which Bank has made against their respective accounts. Any such debits against Borrowers' accounts in no way shall be deemed a set-off. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

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               (d)  COMPUTATION.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          2.4 CREDITING PAYMENTS. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment, whether directed to either Borrower's deposit account with Bank or to the Obligations or otherwise, shall be immediately applied to conditionally reduce the Obligations, but shall not be considered a payment in respect of the Obligations unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          2.5  FEES.  Borrowers shall pay to Bank the following:

               (a) FACILITY FEE. A Facility Fee equal to Twenty Five Thousand Five Hundred Dollars ($25,500), which fee shall be due on the Closing Date and shall be fully earned and non-refundable;

               (b) FINANCIAL EXAMINATION AND APPRAISAL FEES. Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrowers' Accounts, and for each appraisal of Collateral and financial analysis and examination of either Borrower performed from time to time by Bank or its agents;

               (c) BANK EXPENSES. Upon demand from Bank, including, without limitation, upon the date hereof, all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses, and, after the date hereof, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

          2.6 ADDITIONAL COSTS. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrowers or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrowers thereof. Borrowers agree to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

          2.7 TERM. Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the later of (a) the Maturity Date or (b) the date on which Bank has received payment in full of all Obligations. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination of Bank's obligation to make Credit Extensions under this Agreement, Bank's lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

     3.   CONDITIONS OF LOANS

          3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a)  this Agreement;

               (b) a certificate of the Secretary of each Borrower with respect to such Borrower's articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

               (c)  the Intellectual Property Security Agreement;

               (d)  an opinion of counsel to Spectranetics and Polymicro;

               (e) financing statements (Forms UCC-1) naming Spectranetics, as debtor, and Bank as secured party to be filed in Colorado, and executed by Spectranetics;

               (f) financing statement (Forms UCC-1) naming Polymicro, as debtor, and Bank as secured party to be filed in Arizona, executed by Polymicro;

               (g) insurance certificates showing that all insurance coverage required to be maintained by Borrowers under the Loan Documents has been obtained and is in effect;

               (h) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

               (i) searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed which remain in effect against either Borrower, and (ii) no financing statements have been filed by any Person other than Bank, which remain in effect against either Borrower or any of their respective assets;

               (j)  Certificate of Foreign Qualification (if applicable);

               (k) evidence that Spectranetics has established its principal depository and operating accounts with Bank;

               (l) the satisfactory completion of an audit of the Accounts of each Borrower by Bank; and

               (l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

          3.2 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

     4.   CREATION OF SECURITY INTEREST

          4.1 GRANT OF SECURITY INTEREST. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrowers of each of their respective covenants and duties under the Loan Documents. Except as set forth in the Schedule regarding Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrowers acknowledge that Bank may place a "hold" on any deposit account pledged as Collateral to secure the Obligations. Notwithstanding termination of Bank's obligation to make Credit Extensions under this Agreement, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

          4.2 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the

Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

          4.3 RIGHT TO INSPECT. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers' usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, condition of, or any other matter relating to, the Collateral.

     5. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants as follows:

          5.1 DUE ORGANIZATION AND QUALIFICATION. Each Borrower and its Subsidiaries is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

          5.2 DUE AUTHORIZATION; NO CONFLICT. The execution and delivery, and the performance of each Borrower of its obligations under the Loan Documents, are within each Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in its Articles/Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound. Neither Borrower is in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

          5.3 NO PRIOR ENCUMBRANCES. Each Borrower has good and indefeasible title to the Collateral granted and pledged to Bank by such Borrower hereunder, free and clear of Liens, except for Permitted Liens.

          5.4 BONA FIDE ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing obligations. The service or property giving rise to such Eligible Accounts has been performed or delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. No Borrower has received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. The amount of each Eligible Account represented by either Borrower as owing to such Borrower is the correct amount actually and unconditionally owing except for cash discounts granted by such Borrower in the ordinary course of such Borrower's business and is not subject to any setoffs, credits, defenses or countercharges.

          5.5 MERCHANTABLE INVENTORY. All Inventory is in all material respects of good and marketable quality, free from all material defects.

          5.6 INTELLECTUAL PROPERTY. Each Borrower is the sole owner of the Intellectual Property Collateral granted and pledged to bank by such Borrower hereunder, except for non-exclusive licenses granted by such Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except for and upon the filing with the United States Patent and Trademark Office with respect to the Patents and Trademarks and the Register of Copyrights with respect to the Copyrights necessary to perfect the security interests created hereunder, and except as has been already made or obtained, no authorization, approval or other action by, and no notice to or filing with, any United States governmental authority or United States regulatory body is required either
(i) for the grant by Borrowers of the security interest granted hereby or for the execution, delivery or performance of the Loan Documents by Borrowers in the United States or (ii) for the perfection in the United States or the exercise by Bank of its rights and remedies hereunder.

          5.7 NAME; LOCATION OF CHIEF EXECUTIVE OFFICE AND COLLATERAL. Except as disclosed in the Schedule, no Borrower has done business and will not, without at least thirty (30) days prior written notice to Bank and provision to Bank of all documents reasonably requested by Bank in order to maintain and continue its perfected security interest in the Collateral, do business under any name other than that specified on the signature page hereof. The chief executive office of each Borrower is located at the address indicated in Section 10 hereof. The locations of all Collateral and a description of the types of Collateral at each such location are set forth on the Schedule.

          5.8 LITIGATION. Except as set forth in the Schedule, there are no actions or proceedings pending, or, to either Borrower's knowledge, threatened by or against either Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on either Borrower's interest or Bank's security interest in the Collateral

          5.9 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All consolidated financial statements related to Borrowers and any Subsidiary that have been delivered by Borrowers to Bank fairly present in all material respects Borrowers' consolidated financial condition as of the date thereof and Borrowers' consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank on or about the Closing Date.

          5.10 SOLVENCY. The fair saleable value of each Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; neither Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

          5.11 REGULATORY COMPLIANCE. Each Borrower and Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from either Borrower's failure to comply with ERISA that is reasonably likely to result in such Borrower incurring any liability that could have a Material Adverse Effect. Neither Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. No Borrower has violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

          5.12 ENVIRONMENTAL CONDITION. None of Borrowers' or any Subsidiary's properties or assets has ever been used by either Borrower or any Subsidiary or, to the best of each Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of each Borrower's knowledge, none of Borrowers' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by either Borrower or any Subsidiary; and none of Borrowers or any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by any Borrower or Subsidiary resulting in the release, or other disposition of hazardous waste or hazardous substances into the environment.

          5.13 TAXES. Each Borrower and Subsidiary has filed or caused to be filed all tax returns required to be filed on a timely basis, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

          5.14 SUBSIDIARIES. Neither Borrower owns any stock, partnership interest or other equity securities of any Person, except for those entities listed on Schedule 5.14 attached hereto and Permitted Investments.

          5.15 GOVERNMENT CONSENTS. Each Borrower and Subsidiary has obtained all licenses, consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower's business as currently conducted or for the execution, delivery and performance of Borrowers' obligations under the Loan Documents.

          5.16 FULL DISCLOSURE. No representation, warranty or other statement made by either Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

     6.   AFFIRMATIVE COVENANTS

          Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrowers shall do all of the following:

          6.1 GOOD STANDING. Each Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of such Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

          6.2  GOVERNMENT COMPLIANCE.   Each Borrower shall meet, and shall
cause each Subsidiary to meet, the minimum funding requirements of ERISA with
respect to any employee benefit plans subject to ERISA.   Each Borrower shall
comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

          6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Spectranetics shall deliver to Bank: (a) as soon as available, but in any event within forty-five (45) days after the end of each month, a company prepared consolidated balance sheet and income statement covering Spectranetics' consolidated operations during such period, in a form and certified by an officer of Spectranetics reasonably acceptable to Bank; (b) as soon as available, but in any event within ninety (90) days after the end of Spectranetics' fiscal year, audited consolidated financial statements of Spectranetics prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;
(c) within five (5) days of filing, copies of all statements, reports and notices sent or made available generally by Borrowers to their respective security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;
(d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against either Borrower or Subsidiary that could reasonably be expected to result in damages or costs to either Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (e) prompt notice of any material change in the composition of the Intellectual Property Collateral, including, but not limited to, any subsequent ownership right of either Borrower in or to any Copyright, Patent or Trademark not specified in any intellectual property security agreement among any of Borrowers and Bank or knowledge of an event that materially adversely effects the value of the Intellectual Property Collateral; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

     Within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of EXHIBIT C hereto, together with aged listings of accounts receivable and accounts payable.

     Within forty-five (45) days after the last day of each month, Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of EXHIBIT D hereto.

     Bank shall have a right from time to time hereafter to audit Borrowers' Accounts at Borrowers' expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

          6.4 INVENTORY; RETURNS. Each Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between each Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement. Each Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

          6.5 TAXES. Each Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits; provided that no Borrower or a Subsidiary need make any payment if the amount or validity of such payment is (i) contested in good faith by appropriate proceedings, (ii) is reserved against (to the extent required by GAAP) by such Borrower and (iii) no lien other than a Permitted Lien results.

          6.6  INSURANCE.

               (a) Borrowers, at their own expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrowers' businesses are conducted on the date hereof. Borrowers shall also maintain insurance relating to Borrowers' ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrowers'.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. At Bank's request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

          6.7 PRINCIPAL DEPOSITORY. Spectranetics shall maintain its principal depository and operating accounts with Bank.

          6.8 QUICK RATIO. Borrowers, on a consolidated basis, shall maintain, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least 1.5 to 1.0.

          6.9 DEBT-NET WORTH RATIO. Borrowers, on a consolidated basis, shall maintain, as of the last day of each calendar month, a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 1.25 to 1.0.

          6.10 TANGIBLE NET WORTH PLUS SUBORDINATED DEBT. Borrowers, on a consolidated basis, shall maintain, as of the last day of each calendar month, a Tangible Net Worth plus Subordinated Debt of not less than Seven Million Dollars ($7,000,000) plus Fifty Percent (50%) of net income, as determined in accordance with GAAP, plus the aggregate amount of any additions to capital related to the issuance, sale or recapitalization of Borrowers' securities by either Borrower or any Subsidiary.

          6.11 LIQUIDITY/DEBT SERVICE COVERAGE. Borrowers, on a consolidated basis, shall maintain, (a) as of the last day of each calendar month from the Closing Date through the end of the month in which Borrowers satisfy the Debt Service Coverage ratio set forth in subsection 6.11(b) below for two consecutive quarters, a ratio of unrestricted cash (and cash equivalents) plus the net availabilities under the Committed Revolving Line to the outstanding principal balance of the Equipment Advances, as determined in accordance with GAAP, of not less than 2.0 to 1.0 and (b) as of the last day of each month, a ratio of net income plus depreciation and amortization (annualized based on the immediately preceding three-month period) to the current portion of long-term debt and capitalized leases, as determined in accordance with GAAP, of not less than 2.0 to 1.0 (the "Debt Service Coverage Ratio"); provided, however, that Borrowers shall not be required to maintain the Debt Service Coverage Ratio until Borrowers satisfy such ratio for two consecutive quarters or March 30, 1999, whichever is later.

          6.12 REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS.

          (a)  Each Borrower shall register or cause to be registered
(to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by such Borrower in connection with this Agreement within thirty (30) days of the date of this Agreement. Each Borrower shall register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those additional intellectual property rights developed or acquired by such Borrower from time to time in connection with any product prior to the sale or licensing of such product to any third party, including without limitation revisions or additions to the intellectual property rights listed on such Exhibits A, B and C.

          (b) Each Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank's security interest in the Intellectual Property Collateral.

          (c) Each Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, and Copyrights, (ii) use its best efforts to detect infringements of the Trademarks, Patents, and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any Trademarks, Patents, or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld, unless Bank determines that reasonable business practices suggest that abandonment is appropriate.

          (d) Bank shall have the right, but not the obligation, to take, at Borrowers' sole expense, any actions that any Borrower is required under this
Section 6.12 to take but which such Borrower fails to take, after fifteen
(15) days' notice to such Borrower. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.12.

          6.13 FURTHER ASSURANCES. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

     7.   NEGATIVE COVENANTS

          Each Borrower covenants and agrees that, so long as any Credit Extension hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, neither Borrower will not do any of the following:

          7.1 DISPOSITIONS. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers:
(i) of inventory in the ordinary course of business, (ii) of non-exclusive licenses and similar arrangements for the use of the property of either Borrower or its Subsidiaries in the ordinary course of business; (iii) that constitute payment of normal and usual operating expenses in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

          7.2 CHANGES IN BUSINESS, OWNERSHIP, OR MANAGEMENT, BUSINESS LOCATIONS. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto), or suffer a Change in Control of Spectranetic's ownership, suffer a change in Polymicro's ownership, or if Joseph A. Largey ceases to be President and Chief Executive Officer or if James P. McCluskey ceases to be Vice President, Finance (Principal Financial and Accounting Officer) of Spectranetics; or, without at least thirty (30) days prior written notification to Bank and provision to Bank of all documents reasonably requested by Bank in order to maintain and continue its perfected security interest in the Collateral, relocate its chief executive office or add any new offices or business locations.

          7.3 MERGERS OR ACQUISITIONS. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

          7.4 INDEBTEDNESS. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

          7.5 ENCUMBRANCES. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

          7.6 DISTRIBUTIONS. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

          7.7 INVESTMENTS. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

          7.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of either Borrower except for transactions that are in the ordinary course of Borrowers respective businesses, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

          7.9 INTELLECTUAL PROPERTY AGREEMENTS. Neither Borrower shall permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in such Borrower's rights and interests in any property included within the definition of the Intellectual Property Collateral acquired under such contracts.

          7.10 SUBORDINATED DEBT. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

          7.11 INVENTORY. Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of any warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrowers sign and Bank files a financing statement where needed to perfect or maintain or continue the perfection of Bank's security interest in such Inventory.

          7.12 COMPLIANCE. Become an "investment company" or a company controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose; fail to meet the minimum funding requirements of ERISA; permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral; or permit any of its Subsidiaries to do any of the foregoing.

     8.   EVENTS OF DEFAULT

          Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

          8.1 PAYMENT DEFAULT. If Borrowers fail to pay, when due, any of the Obligations.

          8.2  COVENANT DEFAULT.

               (a) If either Borrower fails to perform any obligation under Sections 6.3, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11 or 6.12 or violates any of the covenants contained in Article 7 of this Agreement, or

               (b) If either Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

          8.3 MATERIAL ADVERSE CHANGE. If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of either Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral;

          8.4 ATTACHMENT. If any material portion of either Borrowers' assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if either Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of either Borrowers' assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrowers' assets by the United States government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or a bond in an amount satisfactory to Bank has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be required to be made during such cure period);

          8.5 INSOLVENCY. If either Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by either Borrower, or if an Insolvency Proceeding is commenced against either Borrower and is not dismissed or stayed within 30 days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

          8.6 OTHER AGREEMENTS. If there is a default in any agreement to which either Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect;

          8.7 SUBORDINATED DEBT. If either Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

          8.8 JUDGMENTS. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against either Borrower or against Borrowers, in the aggregate, and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

          8.9 MISREPRESENTATIONS. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate or writing delivered to Bank by either Borrower or any Person acting on Borrowers' behalf pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.


     9.   BANK'S RIGHTS AND REMEDIES

          9.1 RIGHTS AND REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

               (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement among Borrowers and Bank;

               (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

               (d) Without notice to or demand upon Borrowers, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank at a place to be designated by Bank which is reasonably convenient to both parties. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith, including without limitation all reasonable attorneys' fees and legal expenses incurred by Bank. With respect to any of Borrowers' premises, Borrowers hereby grant Bank a license to enter such premises and to occupy the same, without charge in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

               (e) Without notice to Borrowers, set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrowers' rights under all licenses and all franchise agreements shall inure to Bank's benefit;

               (g) Upon taking possession of the Collateral, Bank may, from time to time, make all repairs, replacements, alterations, additions, and improvements to and of the Collateral that Bank deems proper. Borrowers agree to reimburse Bank on demand for any expenses incurred by Bank pursuant to the foregoing authorization and any unreimbursed amounts shall constitute amounts owing under the Obligations for all purposes under this Agreement. In any such case, subject to and to the extent permitted by the provisions of the Code or other applicable law, Bank shall have the right to operate, manage and control the Collateral and to carry on Borrowers' respective businesses and to exercise all rights and powers of Borrowers in respect to the Collateral as Bank shall deem best, including the right to enter into any agreements with respect to the Collateral or any part thereof, that Bank sees fit; and Bank shall be entitled to collect and receive all rents, issues, profits, fees, revenues, and other income of the Collateral and every part thereof. Such rents, issues, profits, fees, revenues, and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof and of all maintenance, repairs, replacements, alterations, additions, and improvements, and to make all payments which Bank may be required or may elect to make, if any, for taxes, assessments, insurance, and other charges upon the Collateral or any part thereof, and all other payments which Bank may be required or authorized to make under any provision of this Agreement (including reasonable attorneys' fees and expenses). The remainder of such rents, issues, profits, fees, revenues, and other income shall be applied to the payment of the Obligations in such order of priority as Bank shall determine. Without limiting the generality of the foregoing, Bank shall have the right to apply for and have a receiver appointed ex-parte by a court of competent jurisdiction in any action taken by Bank to enforce its rights and remedies hereunder in order to manage, protect, and preserve the Collateral and continue the operation of the businesses of Borrowers and to collect all revenues and profits thereof and apply them to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations as described above until a sale or other disposition of the Collateral shall be finally made and consummated.

               (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers' premises) as Bank determines is commercially reasonable, and apply the proceeds thereof to the Obligations in whatever manner or order it deems appropriate;

               (i) Bank may bid and purchase at any public sale, or at any private sale as permitted by law and apply the Obligations, in whole or part, to such bid; and

               (j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

               (k) Bank shall have a non-exclusive, royalty-free license to use the Intellectual Property Collateral to the extent reasonably necessary to permit Bank to exercise its rights and remedies upon the occurrence of an Event of Default.

          9.2 POWER OF ATTORNEY. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse such Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign such Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to such Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (f) modify, in its sole discretion, any intellectual property security agreement entered into between such Borrowers and Bank without first obtaining such Borrower's approval of or signature to such modification by amending Exhibit A, Exhibit B, and Exhibit C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents, or Trademarks acquired by such Borrowers after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents, or Trademarks in which such Borrowers no longer have or claim any right, title or interest; and (g) transfer the Intellectual Property Collateral into the name of Bank or a third party. Each Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to, at any time, file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law and to sign the name of Borrower on any of the documents described in Section 4.2. The appointment of Bank as Borrowers' attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions hereunder is terminated.

          9.3 ACCOUNTS COLLECTION. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank's security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank's trustee, and if requested or required by Bank, immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit. The application by Bank to the Obligations of any such payments received by Bank shall not be deemed to constitute retention in satisfaction of the Obligations under Section 4-9-505 of the Code.

          9.4 BANK EXPENSES. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any such payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement. Any of the foregoing amounts so paid or deposited by Bank and all expenses of collection, retaking, storage, preparing for sale or lease, selling, leasing or other disposition and delivery of any of the Collateral incurred by Bank (including Bank's reasonable attorneys' fees and legal expenses) incurred in connection therewith, shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be and secured by the Collateral. If the proceeds of any sale or other disposition of the Collateral under this Agreement are insufficient to pay all of the Obligations in full, Borrowers will be liable, jointly and severally, for the deficiency and the costs and expenses of collection of such deficiency, including reasonable attorneys' fees, expenses and disbursements.

          9.5 BANK'S LIABILITY FOR COLLATERAL. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

          9.6 REMEDIES CUMULATIVE. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not expressly set forth herein as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers' part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

          9.7 DEMAND; PROTEST. Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.


     10.  NOTICES

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or shall be sent by a recognized overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to each Borrower or to Bank, as the case may be, at the address for such party set forth below:

               If to       The Spectranetics Corporation
               Borrowers:
                           96 Talamine Court
                           Colorado Springs, Colorado  80907
                           Attn:  James P. McCluskey

                           FAX:  (719) 633-2248

                           and to,

                           Polymicro Technologies, Inc.
                           96 Talamine Court
                           Colorado Springs, CO  80907
                           Attn: James P. McCluskey
                           FAX: (719) 633-2248

               If to Bank  Silicon Valley Bank
                           4430 Arapahoe Avenue, Suite 225
                           Boulder, Colorado 80303
                           Attn:  Andrew Enroth
                           FAX:  (303) 938-0486

     Any such notices or demands shall be deemed to be received, (a) if sent by personal delivery, immediately upon delivery; (b) if sent by telefacsimile, upon confirmation of receipt by the receiving equipment; (c) if sent by recognized overnight delivery service, one Business Day after sending, and (d) if sent by certified mail, postage prepaid, return receipt requested, on the third day after the same was deposited in the United States mail. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     11.  CHOICE OF LAW AND VENUE

          The Loan Documents shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, without regard to principles of conflicts of law. Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the courts of the State of Colorado located in Boulder County and the United States District Court for the District of Colorado. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     12.  GENERAL PROVISIONS

          12.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; PROVIDED, HOWEVER, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

          12.2 INDEMNIFICATION. Borrowers shall indemnify, defend, protect and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under the Loan Documents, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

          12.3 TIME OF ESSENCE. Time is of the essence for the performance of all obligations set forth in this Agreement.

          12.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          12.5 AMENDMENTS IN WRITING, INTEGRATION. This Agreement cannot be amended or terminated except by a writing signed by Borrowers and Bank. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

          12.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.7 SURVIVAL. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding and so long as Bank has any obligation or commitment to make an Advance or Credit Extension under the Loan Documents. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run; provided that so long as the obligations referred to in the first sentence of this Section 12.7 have been satisfied, and Bank has no commitment to make any Credit Extensions or to make any other loans to Borrowers, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.


                             *     *     *     *     *

           [The remaining portion of this page left intentionally blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    THE SPECTRANETICS CORPORATION

                                    By: /s/ James P. McCluskey
                                       -----------------------------------
                                    Title: Chief Financial Officer
                                          --------------------------------


                                    POLYMICRO TECHNOLOGY, INC.

                                    By: /s/ Gary W. Nelson
                                       -----------------------------------
                                    Title: Vice President, General Manager
                                          --------------------------------


                                    SILICON VALLEY BANK

                                    By: /s/ Andrew J. Enroth
                                       -----------------------------------
                                    Title: AVP
                                          --------------------------------

                                 TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . 1

     1.1 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     1.2 Accounting and Other Terms  . . . . . . . . . . . . . . . . . . . . 8

2. LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . 8

     2.1 Credit Extensions . . . . . . . . . . . . . . . . . . . . . . . . . 8

     2.2 Overadvances  . . . . . . . . . . . . . . . . . . . . . . . . . . .10

     2.3 Interest Rates, Payments, and Calculations  . . . . . . . . . . . .10

     2.4 Crediting Payments  . . . . . . . . . . . . . . . . . . . . . . . .10

     2.5 Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

     2.6 Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . .11

     2.7 Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

3. CONDITIONS OF LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . .11

     3.1 Conditions Precedent to Initial Credit Extension  . . . . . . . . .12

     3.2 Conditions Precedent to all Credit Extensions . . . . . . . . . . .12

4. CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . . .13

     4.1  Grant of Security Interest . . . . . . . . . . . . . . . . . . . .13

     4.2 Delivery of Additional Documentation Required . . . . . . . . . . .13

     4.3 Right to Inspect  . . . . . . . . . . . . . . . . . . . . . . . . .13

5. REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . .13

     5.1 Due Organization and Qualification  . . . . . . . . . . . . . . . .13

     5.2 Due Authorization; No Conflict  . . . . . . . . . . . . . . . . . .13

     5.3 No Prior Encumbrances . . . . . . . . . . . . . . . . . . . . . . .13

     5.4 Bona Fide Eligible Accounts . . . . . . . . . . . . . . . . . . . .14

     5.5 Merchantable Inventory  . . . . . . . . . . . . . . . . . . . . . .14

     5.6 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .14

     5.7 Name; Location of Chief Executive Office and Collateral . . . . . .14

     5.8 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

     5.9 No Material Adverse Change in Financial Statements  . . . . . . . .14

     5.10 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

     5.11 Regulatory Compliance  . . . . . . . . . . . . . . . . . . . . . .15

     5.12 Environmental Condition  . . . . . . . . . . . . . . . . . . . . .15

     5.13 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

     5.14 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .15

     5.15 Government Consents  . . . . . . . . . . . . . . . . . . . . . . .15

     5.16 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .15

6. AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .16

     6.1 Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . .16

     6.2 Government Compliance . . . . . . . . . . . . . . . . . . . . . . .16

     6.3 Financial Statements, Reports, Certificates . . . . . . . . . . . .16

     6.4 Inventory; Returns  . . . . . . . . . . . . . . . . . . . . . . . .17

     6.5 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

     6.6 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

     6.7 Principal Depository  . . . . . . . . . . . . . . . . . . . . . . .17

     6.8 Quick Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

     6.9 Debt-Net Worth Ratio  . . . . . . . . . . . . . . . . . . . . . . .18

     6.10 Tangible Net Worth Plus Subordinated Debt  . . . . . . . . . . . .18

     6.11 Liquidity/Debt Service Coverage  . . . . . . . . . . . . . . . . .18

     6.12 Registration of Intellectual Property Rights . . . . . . . . . . .18

     6.13 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .19

7. NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .19

     7.1 Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . .19

     7.2 Changes in Business, Ownership, or Management, Business Locations .19

     7.3 Mergers or Acquisitions . . . . . . . . . . . . . . . . . . . . . .19

     7.4 Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . .19

     7.5 Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . .19

     7.6 Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . .19

     7.7 Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

     7.8 Transactions with Affiliates  . . . . . . . . . . . . . . . . . . .20

     7.9 Intellectual Property Agreements  . . . . . . . . . . . . . . . . .20

     7.10 Subordinated Debt  . . . . . . . . . . . . . . . . . . . . . . . .20

     7.11 Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

     7.12 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

8. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

     8.1 Payment Default . . . . . . . . . . . . . . . . . . . . . . . . . .20

     8.2 Covenant Default  . . . . . . . . . . . . . . . . . . . . . . . . .20

     8.3 Material Adverse Change . . . . . . . . . . . . . . . . . . . . . .21

     8.4 Attachment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

     8.5 Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

     8.6 Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .21

     8.7 Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . . . .21

     8.8 Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

     8.9 Misrepresentations  . . . . . . . . . . . . . . . . . . . . . . . .21

9. BANK'S RIGHTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . .22

     9.1 Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . .22

     9.2 Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . .23

     9.3 Accounts Collection . . . . . . . . . . . . . . . . . . . . . . . .24

     9.4 Bank Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .24

     9.5 Bank's Liability for Collateral . . . . . . . . . . . . . . . . . .24

     9.6 Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . .24

     9.7 Demand; Protest . . . . . . . . . . . . . . . . . . . . . . . . . .25

10. NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

11. CHOICE OF LAW AND VENUE  . . . . . . . . . . . . . . . . . . . . . . . .25

12. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .26

     12.1 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .26

     12.2 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .26

     12.3 Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . .26

     12.4 Severability of Provisions . . . . . . . . . . . . . . . . . . . .26

     12.5 Amendments in Writing, Integration . . . . . . . . . . . . . . . .26

     12.6 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .26

     12.7 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27

                                     EXHIBIT A

     The Collateral shall consist of all right, title and interest of Borrowers in and to the following:

     (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

     (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of a Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

     (c) All contract rights, other than rights in the Commercial Lease Agreement between Spectranetics Corporation and Talamine Properties, Ltd., dated September 11, 1985, as restated and amended, and the Commercial Lease between American Investment Management and Spectranetics Corporation, dated February 7, 1995, and any extensions, amendments or restatements of such leases (the "Excluded Leases"), and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

     (d) All now existing and hereafter arising accounts, contract rights (other than rights in Excluded Leases), royalties, license rights and all other forms of obligations owing to either Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by such Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Borrower;

     (e) All documents, cash, deposit accounts, securities, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

     (f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

     (g) All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.